Exhibit 99.1

Inergy Holdings, L.P. Completes Three-for-One Split

of Limited Partnership Units

Kansas City, MO (June 2, 2010) – Inergy Holdings, L.P. (NYSE:NRGP) announced today that it has completed the previously announced three-for-one split of its partnership units effective June 1, 2010. The units will trade on a post-split basis beginning at the opening of trading today.

Inergy Holdings distributed to investors two additional partnership units for each partnership unit held as of May 24, 2010. Based upon the distribution paid for the quarter ended March 31, 2010, Inergy Holdings’ quarterly cash distribution rate to partners, on a post-split basis, would equate to $0.325 per unit, or an annual rate of $1.30 per unit.

“We are pleased to announce that we have completed our first three-for-one split of our partnership units,” said John Sherman, Inergy Holdings’ President and CEO. “Since our initial public offering, our units have more than tripled in value; and we believe that the split will make our partnership units more accessible to investors.”

About Inergy Holdings, L.P.

Inergy Holdings, L.P.’s assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves nearly 800,000 retail customers from over 300 customer service centers throughout the United States. The company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada and a solution-mining and salt production company.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.Inergylp.com. For more information contact Inergy’s Investor Relations Department at 816-842-8181 or investorrelations@inergyservices.com.

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